Exhibit 3(i)(6)

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF UNITED HERITAGE CORPORATION

'99 OCT 27 A9:26

To the Division of Corporations
State of Utah

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the corporation hereinafter named (the "corporation") does hereby adopt the following Articles of Amendment:

1. The name of the corporation is United Heritage Corporation.

2. **The Effective Time and Date for the Amendment is 7:00 a.m. Mountain Time on November 1, 1999.**

3. Article IV of the Articles of Incorporation of the corporation is hereby amended to add a new subsection (c) to read as follows:

> "(c) Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Company's Common Stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-tenth ($\frac{1}{10}$) of a share of the Company's Common Stock, par value equal to the par value of the Old Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of the closing bid price of the Old Common Stock on the National Association of Securities Dealers Automatic Quotation System ("NASDAQ") Stock Market on the Effective Date, as

State of Utah
Department of Commerce
Division of Corporations and Commercial Code

I Hereby certify that the foregoing has been filed and approved on the ___ day of ___ in the office of this Division and hereby issue this Certificate thereof.

Examiner BS. Date 10/28/99

LORENA R. RIFFO
DIVISION DIRECTOR

reported on the NASDAQ Stock Market (or in the event the Company's Common Stock is not so traded on the Effective Date, such closing bid price on the next preceding day on which such stock was traded on the NASDAQ Stock Market). The Company may retain a third party to collect and pool fractional share interests, sell the same, and return payment to the holders of the interests. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

The date of adoption of the aforesaid amendment was August 23, 1999.

4. The designation, the number of outstanding shares, the number of shares entitled to be cast by the voting group on the said amendment, and the number of votes of the voting group indisputably represented at the meeting at which the said amendment were approved are as follows:

(a) Designation of voting group: Common Stock

(b) The number of shares of common stock issued and outstanding as of July 6, 1999: 99,372,654

(c) The number of shares of common stock entitled to vote on the amendments: 99,372,654

(d) The number of shares of common stock indisputably represented at the meeting: 95,026,557

5. The total number of votes cast for and against the amendment to add Article IV(c) by the voting group entitled to vote on the said amendment is as follows:

(a) Designation of voting group: Common Stock

(b) The number of votes of the voting group cast for the amendment: 92,659,260.

(c) The number of votes of the voting group cast against the amendment: 1,697,578.

6. The said number of votes cast for the amendment was sufficient for the approval thereof by the said voting group.

Executed on October 25, 1999.

UNITED HERITAGE CORPORATION

By: [signature]
Walter G. Mize, President